Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

Contact:	Amy Martini
Corporate Affairs
(914) 789-2816
amartini@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
THIRD QUARTER 2012 FINANCIAL RESULTS

Tarrytown, NY, November 8, 2012 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced its results of operations for the third quarter and first nine months of 2012.

Net loss for the third quarter of 2012 was $11.3 million or $0.33 basic and diluted per share, compared to net loss of $11.4 million or $0.34 per share in the 2011 period. Net loss for the nine months ended September 30, 2012 was $35.1 million or $1.04 basic and diluted per share, compared to net income of $21.1 million or $0.63 per share in 2011. The 2011 results reflect recognition of an upfront payment and development cost reimbursement revenue from the Salix collaboration. At September 30, 2012, Progenics had cash, cash equivalents and securities of $44.3 million, reflecting use of $6.7 million in the quarter.

Third quarter revenue totaled $1.1 million, down $4.7 million from the 2011 period. The decrease reflects a decline in revenue from the Salix collaboration and lower research grant and royalty revenue. Current quarter royalty revenue decreased $0.9 million from the previous quarter. For the first nine months of 2012, Progenics reported revenues of $5.2 million, compared to $82.6 million in the 2011 period.

Net sales reported by Progenics' Relistor collaborators (in millions):

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011
U.S.	$3.8	$8.2	$10.0	$25.1	$13.5
Ex-U.S.	1.1	1.5	0.8	2.9	4.7
Global	$4.9	$9.7	$10.8	$28.0	$18.2

Third quarter and year-to-date research and development expenses decreased by $4.5 million and $18.2 million, respectively, compared to the 2011 periods, primarily from decreased laboratory and manufacturing expenses and lower salaries and benefits expenses from reduced headcount. Clinical trial expenses increased in the third quarter compared to the 2011 period while these expenses decreased year-to-date compared to 2011. Third quarter general and administrative expenses decreased $0.1 million from 2011, and these expenses year-to-date decreased $2.5 million from the previous year, primarily resulting from lower consulting, professional fees and operating expenses. Company-wide headcount as of September 30, 2012 declined to 78 from 114 as of September 30, 2011.

Progenics Announces Third Quarter Financial Results

Third Quarter and Recent Events

•
As previously announced, on July 27 the FDA issued a Complete Response Letter (CRL) requesting additional clinical data for the supplemental New Drug Application (sNDA) for Relistor (methylnaltrexone bromide) injection for subcutaneous use for the treatment of opioid-induced constipation (OIC) in adult patients with chronic, non-cancer pain. On October 5, an End-of-Review meeting was held with the FDA's Division of Gastroenterology and Inborn Errors Products to better understand the contents of the letter. The Division has expressed a concern that there may be a risk associated with the chronic use of mu-opioid antagonists in patients who are taking opioids for chronic pain. In order to understand this potential risk, the FDA's Division has communicated that a very large, well-controlled, chronic administration trial will have to be conducted to assess the safety of any mu-opioid antagonist prior to market approval for the treatment of patients with OIC who are taking opioids for chronic, non-cancer pain. Salix has held discussions with the Division and has expressed the view that the post-marketing, clinical and preclinical data currently available for Relistor adequately demonstrate an appropriate and expected safety profile sufficient to permit the approval of the current Relistor sNDA.
Salix and Progenics plan to continue to work with the FDA to generate a reasonable path forward for the further development and regulatory review of Relistor that can be agreed upon by the parties. While it is not possible to determine definitively the duration of discussions with the FDA regarding this matter, at this time Salix and Progenics anticipate a path forward could be reached with the FDA during 2013.

•
Third quarter Relistor global net sales decreased 50% from third quarter 2011, and decreased 55% from the second quarter 2012. First nine months Relistor global net sales increased 53% over the same 2011 period.

•
Progenics opened enrollment in a phase 2 study of its PSMA ADC compound in prostate cancer patients. The trial is an open-label, multicenter study to assess the anti-tumor activity (measured by prostate specific antigen; circulating tumor cells; bone, visceral and nodal metastases; and pain), tolerability and safety of PSMA ADC in up to 75 subjects with metastatic castration-resistant prostate cancer.

•
In a companywide restructuring, the Company reduced its workforce and terminated several early stage research projects. Clinical development and manufacturing capabilities were unaffected by this restructuring.

•	In October, Progenics completed the divestment of the PRO 140 program, receiving $3.5 million in cash, together with rights to receive additional milestone and royalty payments.

Conference Call and Webcast

Progenics will review third quarter financial results in a conference call today at 8:30 a.m. EDT. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 58519374. A live webcast will be available on the Events section of the Progenics website, www.progenics.com, and a replay will be available on the website for two weeks.

- Financial Tables follow -

Progenics Announces Third Quarter Financial Results
PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net (loss) income per share)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Royalty income	$728	$1,240	$4,181	$1,767
Collaboration revenue	136	2,855	521	76,398
Research grants	243	1,681	417	4,346
Other revenues	10	28	44	88
Total revenues	1,117	5,804	5,163	82,599

Expenses:
Research and development	7,551	12,406	26,417	44,887
License fees – research and development	510	114	660	566
Royalty expense	73	147	420	274
General and administrative	4,007	4,064	11,753	14,213
Depreciation and amortization	291	520	1,063	1,581
Total expenses	12,432	17,251	40,313	61,521

Operating (loss) income	(11,315)	(11,447)	(35,150)	21,078

Other income:
Interest income	14	15	43	49
Total other income	14	15	43	49

Net (loss) income	$(11,301)	$(11,432)	$(35,107)	$21,127

Net (loss) income per share; basic	$(0.33)	$(0.34)	$(1.04)	$0.63
Weighted average shares outstanding; basic	33,848	33,710	33,803	33,501

Net (loss) income per share; diluted	$(0.33)	$(0.34)	$(1.04)	$0.63
Weighted average shares outstanding; diluted	33,848	33,710	33,803	33,664

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	September 30, 2012	December 31, 2011
	(unaudited)

Cash and cash equivalents	$41,096	$70,105
Accounts receivable	1,129	1,516
Auction rate securities	3,240	3,332
Fixed assets, net	3,650	4,038
Other assets	1,386	1,119
Total assets	$50,501	$80,110

Liabilities	$7,640	$7,943
Deferred revenue	213	366
Total liabilities	7,853	8,309
Stockholders' equity	42,648	71,801
Total liabilities and stockholders' equity	$50,501	$80,110

Progenics Announces Third Quarter Financial Results

About Relistor

Progenics has exclusively licensed development and commercialization rights for its first commercial product, Relistor, to Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. Relistor (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness.

Important Safety Information for subcutaneous Relistor

Relistor is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of Relistor beyond four months has not been studied.

Relistor is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with Relistor and consult their physician. Use of Relistor has not been studied in patients with peritoneal catheters.

Safety and efficacy of Relistor have not been established in pediatric patients.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie's syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, colon).

Use Relistor with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with Relistor and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

The most common adverse reactions reported with Relistor compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), diarrhea (5.5% vs. 2.4%), and hyperhidrosis (6.7% vs. 6.5%).

Relistor full Prescribing Information for the U.S. is available at www.relistor.com.

About Progenics

Progenics Pharmaceuticals, Inc., of Tarrytown, N.Y., is a biopharmaceutical company dedicated to developing innovative medicines to treat disease, with a focus on cancer and related conditions. Progenics' pipeline candidates include PSMA ADC, a human monoclonal antibody-drug conjugate in phase 2 testing for treatment of prostate cancer, and preclinical stage novel phosphoinositide 3-kinase (PI3K) inhibitors for the treatment of cancer. Progenics has exclusively licensed development and commercialization rights for its opioid-induced constipation drug, Relistor, to Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono

Progenics Announces Third Quarter Financial Results

Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. Relistor (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.
(PGNX-F)
Editors Note:
For more information, please visit www.progenics.com.
For more information about Relistor, please visit www.relistor.com.